Consent of Independent Auditors



The Board of Directors
Regent Assisted Living, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-61239, 333-12159, and 333-12157) and on Form S-3 (No. 333-55769)
of Regent Assisted Living, Inc. of our report dated February 13, 1998, relating to the consolidated statements of operations, shareholders' equity, and cash flows of Regent Assisted Living, Inc. and subsidiaries for the year ended December 31, 1997, which report appears in the December 31, 1999 annual report on Form 10-K of Regent Assisted Living, Inc.


                                        KPMG LLP


Portland, Oregon
April 21, 2000